EXHIBIT 17.3

September  23,  2005

To  The  Board  of  Directors:

I hereby resign my position as Director of Network Installation Corp. effective immediately.

I  wish  the  best  in  your  future  endeavors.

If  you  should  need  anything  further  please  do not hesitate to contact me.

Kindest  Regards,

/s/Theodore J. Smith, Jr.
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Theodore  J.  Smith  Jr.
Director